Exhibit 99.2

FEBRUARY 23, 2012 INVESTOR PRESENTATION
SUMMIT CLUB – TULSA, OKLAHOMA

4:30	Doors open and guests begin to arrive; bar open and snacks available

5:00	Jim McGill asks all to find a seat and we start the program: Prepared remarks as follows:

I am Jim McGill, Vice Chairman of the Board of Directors of MacroSolve, Inc. I am standing in today for our Chairman, Howard Janzen, who cannot attend but sends his regrets.

I ask that the members of our Board in attendance stand as I call your name: Steve Signoff, John Clerico, David Humphrey, Dale Schoenefeld and Dave Lawson. Thank you.

Before introducing tonight’s speakers, I will make a few remarks to set the stage for today’s meeting.
·
MacroSolve was started in 1996 and incorporated in January of 1997; thus we are entering our 15th year of operation.  The company primarily operated as a provider of hardware and software to clients such as Hertz until 2001 at which time the founder, Tulsan David Payne, invented a new mobile application development platform which allowed development of an App on a single operating system and deployment of the App to any handset using any operating system; this was truly a breakthrough in mobile App development and occurred years before the word “App” came into common use.  He termed his invention “ReForm.”

·
At that time, I joined the company and began organizing a Board of directors and raising capital with which to develop ReForm.  The company had multiple false starts as we chased a constantly evolving market with constantly changing leadership; our first relationship was with Palm for example.  Many of our early investors are with us tonight and I hope that our presentations will provide reassurance that you have an opportunity to profit after many years of patience.

·	Today, we are enjoying a forgiving market, our patent for ReForm has issued, and we have a new management team in place. We are at the door to the next phase of the mobile market.
·	Today, you will hear from our new management team and from our number one mobility partner, The Trump Organization.
·
Don Trump, Jr is the Executive Vice President of the Trump Organization with focus on Development and Acquisitions.  He is a graduate of the Wharton School of Finance, a well known television personality, and also serves on the board and as Smile Ambassador for Operation Smile.  He joins us today to explain why he sees a MacroSolve/Trump team as a winning combination aimed at dominating the business mobile App space.

·	I ask that you hold your questions until all presenters have finished at which time we will have a question and answer session.
·	Please join me in welcoming Don Trump (applause)

DON PREPARED REMARKS AT THIS POINT.

THANK YOU DON.  It is now my pleasure to introduce Steve Signoff, who joined us August 1st as CEO of MacroSolve.  We met Steve several years ago when he was with Sprint and have followed his career since including his last venture with Howard Janzen at One Communications in Boston.  Steve:

THANK YOU STEVE.  Randy Ritter joined the company November 1, 2011 as Chief Operating Officer.  Randy is another talent that we followed for years beginning at Sprint and most recently at One Communications.  Randy brings unique talents and insight to our company as you will hear.  Randy:

THANK YOU RANDY.   We have had considerable media coverage with regard to our patent litigation recently.  Our patent issued in October of 2010 and my primary focus since has been monetization of the patent.  We identified and qualified 250 companies that appeared to be infringing, engaged contingent fee counsel, and filed our first round of suits in March of 2011.  We have now filed complaints against 54 companies.  Our first settlement came in August and we have resolved over 20 of the suits since.  Nothing has arisen which we could consider adverse to our interests and we are confident of a continued flow of settlement revenues as we go forward.

Before opening the meeting to questions, I also want to add to the comments made earlier by Steve and Randy.  MacroSolve has a strategy which you heard earlier.  We have a team made up of veterans who have a proven record of execution.  We lack needed funds to execute on the plans that Steve and Randy described and have set a goal to raise a minimum of $2.5 million to move the Company to the next level.  Members of the Board of Directors supported this plan by investing $500,000 last Friday, February 17th.

Additionally, the Board is reviewing our options for obtaining a line of credit with which to fund the roll up plans which Steve Signoff mentioned earlier.  Investors will be advised when a final plan is in place.

We will now open the meeting to questions from the floor.  Please direct questions to me and I will select the responder.